Exhibit 99.1

Turn Therapeutics Provides Corporate Updates and Reports Third Quarter 2026 Financial Results

Completed GX-03 Stage 1/Phase 2a Trial: 59.3% of GX-03 Patients Achieved Clear or Almost Clear Skin After Four Weeks, Compared with 30.4% Receiving Vehicle

Larger Phase 2b Atopic Dermatitis Trial Continues, Informed by Findings from Completed Stage 1/Phase 2a

Building on GX-03 Momentum, Turn Therapeutics Accelerates Hidradenitis Suppurativa Trial with Enrollment Now Expected to Begin in First Quarter 2027

Former CDC Director Robert R. Redfield, M.D., Appointed Chief Scientific Officer

Company Expects Cash to Fund Operations into Third Quarter of 2027, with Additional Tranches of Capital Available from Existing Facilities

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--November 9, 2026-- Turn Therapeutics Inc. (Nasdaq: TTRX), a clinical-stage biotechnology company developing targeted, non-systemic therapies for inflammatory and infectious skin diseases, today provided corporate updates and reported financial results for the three and nine months ended September 30, 2026.

Additional Stage 1/Phase 2a results show encouraging response in the full atopic dermatitis trial population

In October 2026, Turn Therapeutics reported additional results from the full intent-to-treat population of its 50-patient Stage 1 trial of GX-03 in atopic dermatitis. The analysis includes all 50 patients assigned to treatment in the trial. After four weeks, 59.3% of patients treated with GX-03 achieved clear or almost clear skin, compared with 30.4% of patients receiving vehicle, a difference of 28.8 percentage points. Additionally, 40.7% of GX-03 patients achieved EASI-100 at Week 8, compared with 17.4% receiving vehicle. The Eczema Area and Severity Index (EASI) measures how much skin is affected by eczema and how severe the visible signs are; EASI-100 means no visible eczema remained. These findings show encouraging responses at both four and eight weeks.

“The results from our full Stage 1 trial population give us an important look at how patients responded to GX-03 across a wide range of disease severity and extent,” said Bradley Burnam, Chief Executive Officer of Turn Therapeutics. “We took what we learned from the initial trial and used it to refine our ongoing Phase 2b trial.”

The Stage 1/Phase 2a results also show improved separation between GX-03 and vehicle arm. Among patients who entered the trial with severe itch, 61.5% of those treated with GX-03 achieved clear or almost clear skin after four weeks, compared with 8.3% receiving vehicle. Additionally, 46.2% of GX-03 patients with severe itch achieved EASI-100 at Week 8, compared with 8.3% receiving vehicle.

The ongoing Phase 2b trial is evaluating GX-03 in 120–136 atopic dermatitis patients with severe itch (pp-NRS>7), across a range of skin involvement (EASI>1.1). The trial compares GX-03 with an ointment vehicle and measures how many patients achieve clear or almost clear skin, as well as improvement in disease extent and severity as measured by EASI. To date, the Phase 2b trial has recorded no patient dropouts. In the Phase 2a trial, the dropout rate was below 5%, with no treatment-related discontinuations. These rates are well below the attrition typically seen in trials of this kind, reflecting the program’s favorable tolerability. Turn Therapeutics expects to report topline results from the Phase 2b trial in the first quarter of 2027.

“The completed Stage 1 trial gives us a clearer picture of GX-03’s potential, particularly for patients with severe itching. We believe severe itch may also help strengthen confidence in an atopic dermatitis diagnosis, since other skin conditions can look similar on visual examination alone,” said Robert R. Redfield, M.D., Chief Scientific Officer of Turn Therapeutics. “Our Phase 2b trial is designed to find out whether those results can be repeated in a larger group of patients.”

Turn Therapeutics accelerates Phase 2a trial of GX-03 in hidradenitis suppurativa

We are also accelerating patient enrollment in the planned Phase 2a trial of GX-03 for hidradenitis suppurativa (HS) which is now expected to begin in the first quarter of 2027, ahead of the previously announced second-quarter target. HS is a chronic, often debilitating inflammatory skin disease that causes painful lumps, abscesses, and, in more advanced cases, tunnels beneath the skin. It affects an estimated 900,0001 adults in the U.S. The approximately 80-patient trial will compare GX-03 with a matched ointment placebo, assessing its effect on active inflammatory lesions and symptoms such as pain at both early and later timepoints.

The trial will be designed to evaluate the safety and efficacy of GX-03 in patients with HS. GX-03 is designed to combine anti-inflammatory activity with the bacterial membrane-disrupting properties of its proprietary formulation. This dual approach may be particularly relevant to HS, where bacteria may contribute to persistent inflammation and recurrent lesions. By potentially addressing both processes directly at the affected skin, GX-03 could offer patients a differentiated, non-systemic treatment option. Treatment duration and assessment timepoints are being finalized.

With HS enrollment beginning and our Phase 2b atopic dermatitis trial moving forward, we expect the first quarter of 2027 to be a very active time for Turn.

Onychomycosis program

Onychomycosis, commonly known as nail fungus, affects an estimated 10% of the general population and up to 50% of adults over 702. GX-03 has shown that it can penetrate the nail and reduce fungal burden in animal studies which, coupled with independent investigator-sponsored human evidence, supports its continued development to test its efficacy as a potential topical treatment for fungal nail infections. Turn Therapeutics plans to share more about the next steps in onychomycosis as its atopic dermatitis and HS programs move forward.

[1]	Epidemiology of hidradenitis suppurativa”: https://www.sciencedirect.com/science/article/pii/S0738081X23000998
[2]	Westerberg DP, Voyack MJ. Onychomycosis: current trends in diagnosis and treatment. Am Fam Physician. 2013;88(11):762–770.

New published research offers clues about how GX-03 may reduce inflammation and itching

In August 2026, Turn Therapeutics announced its second peer-reviewed research publication. In an animal study of skin inflammation, GX-03 reduced two forms of IL-36, proteins involved in early skin inflammation, by about 50%. It also reduced IL-31, a protein associated with itching, by nearly 68%. Average dermatitis severity was 66% lower in GX-03 treated group when compared to control group. These findings help researchers understand how GX-03 may work, although they do not show that the same effects will occur in people. The publication follows Turn Therapeutics’ first peer-reviewed study announced in May 2026.

Company appoints former CDC Director as Chief Scientific Officer

On September 9, 2026, Turn Therapeutics appointed Robert R. Redfield, M.D., as Chief Scientific Officer. Dr. Redfield served as the 18th Director of the U.S. Centers for Disease Control and Prevention from 2018 to 2021, and previously co-founded the Institute of Human Virology at the University of Maryland School of Medicine, where he was Professor of Medicine and Chief of Infectious Diseases. His research has been cited more than 35,000 times. At Turn Therapeutics, Dr. Redfield is contributing to the scientific and clinical strategy for GX-03 across atopic dermatitis, HS, onychomycosis and potential additional indications, with a focus on cytokine signaling and the host inflammatory response to microbial stimulus.

Recent investor presentations

On September 23, 2026, Bradley Burnam and Stephen M. Hahn, M.D., Executive Clinical and Regulatory Lead, presented the atopic dermatitis program at the Stifel 2026 Virtual Immunology and Inflammation Forum, including the pruritus-focused Stage 2 enrichment strategy and findings in patients with lower EASI scores despite high investigator-assessed disease severity. A replay is available on the Turn Therapeutics events page for approximately six months following the presentation.

On October 28, 2026, Mr. Burnam and Dr. Hahn participated in a webcast conversation hosted by U.S. Bancorp | BTIG, “Building a Program for Patient Access in Atopic Dermatitis,” during which the Company discussed the GX-03 development programs in atopic dermatitis, hidradenitis suppurativa (HS) and onychomycosis, the design of the ongoing Phase 2b atopic dermatitis trial, how GX-03 could fit into treatment for patients with atopic dermatitis, and the Company’s upcoming milestones and funding priorities.

Third Quarter 2026 Financial Results

The following highlights summarize the Company’s cash position and spending for the third quarter of 2026:

●	Cash and Cash Equivalents: The Company had $10.4 million in cash and cash equivalents as of September 30, 2026. Based on current estimates, the Company expects its available cash to support the ongoing Phase 2b atopic dermatitis trial and planned Phase 2a HS trial, with operations funded into the third quarter of 2027.

●	General and Administrative (G&A) Expenses: G&A expenses for the three months ended September 30, 2026 were $1.4 million, a decrease of $0.4 million compared to $1.8 million for the three months ended September 30, 2025.

●	Research and Development (R&D) Expenses: R&D expenses were $0.6 million for the three months ended September 30, 2026, an increase of $0.4 million compared to $0.2 million for the same period in 2025, reflecting continued spend on Phase 2b for atopic dermatitis.

●	Net Loss: Net loss for the three months ended September 30, 2026 was $6.2 million, or $(0.21) per basic and diluted share, compared to $1.9 million, or $(0.07) per basic and diluted share, for the same period in 2025.

Financial Tables

Turn Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in US Dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
General and administrative	$1,379,245	$1,754,856	$3,637,573	$3,434,442
Research and development	605,197	158,699	1,189,697	230,636
Total operating expenses	1,984,442	1,913,555	4,827,270	3,665,078
Loss from operations	(1,984,442)	(1,913,555)	(4,827,270)	(3,665,078)

Other income (expense):
Net loss from change in fair value of derivative liability instrument	(3,343,491)	-	(5,987,498)	-
Amortization of deferred offering and financing costs	(640,122)	-	(1,756,520)	-
Interest expense	(341,208)	-	(703,502)	-
Interest income	83,973	5,111	223,057	15,408
Other income (expense)	(5,578)	4,260	-	176,520
Total other income (expense)	(4,246,426)	9,371	(8,224,463)	191,928
NET LOSS	$(6,230,868)	$(1,904,184)	$(13,051,733)	$(3,473,150)

Basic and diluted net loss per common share	$(0.21)	$(0.07)	$(0.44)	$(0.13)
Weighted-average common shares outstanding, basic and diluted	30,137,336	27,975,207	29,802,800	27,479,246

Turn Therapeutics Inc.

Selected Balance Sheet Data

(in US Dollars)

	September 30,	December 31,
	2026	2025
	(Unaudited)
Cash and cash equivalents	$10,363,975	$5,076,144
Total assets	16,349,722	12,162,241
Total liabilities	10,657,545	7,475,518
Total stockholders’ equity	5,692,177	4,686,723

About GX-03

GX-03 is Turn Therapeutics’ proprietary, non-systemic topical formulation. The formulation is based on the same core formula used in Turn Therapeutics’ prior, FDA-cleared products and is currently being evaluated as a drug candidate in atopic dermatitis, and is also being developed for hidradenitis suppurativa and onychomycosis.

About Turn Therapeutics

Turn Therapeutics Inc. is a clinical-stage biotechnology company developing targeted, non-systemic therapies for inflammatory and infectious dermatologic diseases. Its lead therapeutic candidate, GX-03, is being evaluated in atopic dermatitis and is also being developed for hidradenitis suppurativa and onychomycosis. For more information, visit www.turntherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements, including statements regarding clinical development plans, optimization of enrollment criteria and endpoints, interpretation of interim clinical observations, expected trial timing, regulatory interactions, anticipated financial results, cash runway, and the therapeutic potential of GX-03. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Turn Therapeutics’ current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict, including risks related to the success of development programs, the availability of additional financing, and Turn Therapeutics’ ability to execute its strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Turn Therapeutics in general, see the risk disclosures in its filings with the SEC. All such forward-looking statements speak only as of the date they are made, and Turn Therapeutics undertakes no obligation to update or revise these statements, whether as a result of new information, future events, or otherwise.

Investor Relations / Media Contact:

Sasha Damouni

Damouni Group LLC

sasha@turntherapeutics.com